Exhibit 3.1

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of May 16, 2023, between KKR FS Income Trust Select, a Delaware statutory trust (the “Fund”), and FSH Seed Capital Vehicle I LLC (the “Purchaser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that intends to register under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund proposes to initially issue and sell one class of common shares of beneficial interest, $0.01 par value per share—Class S (the “Common Shares”)—in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth in Rule 506 of Regulation D promulgated thereunder;

WHEREAS, this Subscription Agreement is being executed and delivered in connection with the subscription by the Purchaser to purchase from the Fund forty (40) Common Shares (the “Shares”) for a purchase price in the amount set forth on the signature page below (the “Purchase Price”); and

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.	The Purchaser acknowledges and agrees that this subscription (i) is irrevocable on the part of the Purchaser, (ii) is conditioned upon acceptance by the Fund and (iii) may be accepted or rejected in whole or in part by the Fund in its sole discretion at any time. The Purchaser agrees to be bound by all the terms and provisions of this Subscription Agreement, the Fund’s bylaws (as amended, restated or modified from time to time), and the Fund’s amended and restated declaration of trust (as amended, restated or modified from time to time).

2.	The closing of the subscription for the Shares by the Purchaser (the “Closing”) shall take place on the date that the Fund in fact receives the Purchase Price from the Purchaser, in immediately available funds, in the account designated by the Fund in writing to the Purchaser. At the Closing, the Fund shall issue the Shares to the Purchaser, after which the Purchaser shall be registered as a shareholder of the Fund.

3.	The Purchaser represents and warrants to the Fund that it is acquiring the Shares for the Purchaser’s own account for investment purposes only and not with a view to resale or distribution.

4.	The Purchaser understands that the offering and sale of the Shares are intended to be exempt from registration under the Securities Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of the private placement exemption from registration provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions. The Purchaser may Transfer (as defined below) the Shares, or any portion thereof, so long as the transferee satisfies applicable eligibility and/or suitability requirements and the Transfer is otherwise made in accordance with applicable securities, tax, anti-money laundering and other applicable laws and in compliance with the terms of this Subscription Agreement. No Transfer will be effectuated except by registration of the Transfer of the Fund’s books. For the avoidance of doubt, the Purchaser’s granting of a lien on any Shares as all or any part of collateral to secure any type of financing transaction (“Collateral Shares”) and the Transfer of any Collateral Shares resulting from the foreclosure in respect of the lien on such Collateral Shares shall not require the Fund’s prior written consent and shall be permitted during the period of, and not be subject to, the Lock-Up. For purposes of this Subscription Agreement, “Transfer” (or any derivative thereof) shall mean to sell, offer for sale, agree to sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, in any case whether directly or indirectly.

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5.	The Purchaser represents and warrants that it is (i) a “qualified purchaser” within the meaning of Section 2(a)(51) of the 1940 Act, (ii) an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act and (iii) not subject to and is not aware of any facts that would cause the Purchaser to be subject to any of the “Bad Actor” disqualifications as described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

6.	The Purchaser elects not to participate in any distribution reinvestment plan of the Fund and has completed or will complete upon request by the Fund the investor information form attached as Exhibit A hereto.

[Remainder of Page Intentionally Left Bank]

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IN WITNESS WHEREOF, the Purchaser has caused its duly authorized officers to execute this Subscription Agreement as of the date first above written for forty (40) Common Shares upon payment of the Purchase Price of:

$1,000.00

FSH SEED CAPITAL VEHICLE I LLC
By: Franklin Square Holdings, L.P., its sole member

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

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The foregoing Subscription Agreement is accepted and agreed by the Fund as of May 16, 2023.

KKR FS INCOME TRUST SELECT

By:	/s/ Stephen S. Sypherd
Name: Stephen S. Sypherd
Title: Secretary and General Counsel

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